Exhibit 5.5

[FOLEY HOAG LLP Letterhead]

January 29, 2016

HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, AL 35243

Re:     Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as special Massachusetts counsel to Rehabilitation Institute of Western Massachusetts, LLC, a limited liability company organized and existing under the laws of The Commonwealth of Massachusetts (the “Guarantor”), in connection with the filing by HealthSouth Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), the Guarantor and certain other subsidiaries of the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer (the “Exchange Offer”) to exchange: (a) up to $350,000,000 aggregate principal amount of the Company’s existing 5.75% Senior Notes due 2024 (the “Old 2024 Notes”), together with the guarantees of the Old 2024 Notes by the Guarantor and certain other subsidiaries of the Company, for up to $350,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2024 (the “New 2024 Notes”), together with the guarantees of the New 2024 Notes by the Guarantor and certain other subsidiaries of the Company (the “New 2024 Notes Guarantees”); and (b) up to $350,000,000 aggregate principal amount of the Company’s existing 5.75% Senior Notes due 2025 (the “Old 2025 Notes,” and collectively with the Old 2024 Notes, the “Old Notes”), together with the guarantees of the Old 2025 Notes by the Guarantor and certain other subsidiaries of the Company, for up to $350,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2025 (the “New 2025 Notes,” and together with the New 2024 Notes, the “New Notes”), together with the guarantees of the New 2025 Notes by the Guarantor and certain other subsidiaries of the Company (the “New 2025 Notes Guarantees,” and together with the New 2024 Notes Guarantees, the “New Guarantees”). The term “Securities” as used herein means, collectively, the New Notes and the New Guarantees.

HealthSouth Corporation
January 29, 2016

The New 2024 Notes and the New 2024 Notes Guarantees are to be issued pursuant to an Indenture dated as of December 1, 2009 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association (successor to The Bank of Nova Scotia Trust Company of New York), as trustee (the “Trustee”), as supplemented by a Fourth Supplemental Indenture to the Base Indenture, dated as of September 11, 2012 (the “Fourth Supplemental Indenture”), by and among the Company, the subsidiary guarantors party thereto (including the Guarantor) and the Trustee, and as further supplemented by a Sixth Supplemental Indenture to the Base Indenture, dated as of August 7, 2015 (the “Sixth Supplemental Indenture,” and, together with the Base Indenture and the Fourth Supplemental Indenture, the “2024 Notes Indenture”), by and among the Company, the subsidiary guarantors party thereto (including the Guarantor) and the Trustee. The New 2024 Notes and the New 2024 Notes Guarantees are to be issued in accordance with the terms of a Registration Rights Agreement, dated as of August 7, 2015, by and among the Company, the Guarantor, the other subsidiary guarantors party thereto and Goldman Sachs & Co., as representative of the parties named therein as purchasers (the “2024 Notes RRA”).

The New 2025 Notes and the New 2025 Notes Guarantees are to be issued pursuant to the Base Indenture, as supplemented by a Seventh Supplemental Indenture to the Base Indenture, dated as of September 16, 2015 (the “Seventh Supplemental Indenture,” and, together with the Base Indenture, the “2025 Notes Indenture”; the Seventh Supplemental Indenture, together with the Fourth Supplemental Indenture and the Sixth Supplemental Indenture, the “Supplemental Indentures”), by and among the Company, the subsidiary guarantors party thereto (including the Guarantor) and the Trustee. The New 2025 Notes and the New 2025 Notes Guarantees are to be issued in accordance with the terms of a Registration Rights Agreement, dated as of September 16, 2015, by and among the Company, the Guarantor, the other subsidiary guarantors party thereto and Morgan Stanley & Co. LLC, as representative of the parties named therein as purchasers (the “2025 Notes RRA”).

This opinion is being furnished to the Company at its request solely for the Company to comply with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a)
the Guarantor’s Certificate of Organization, dated as of July 30, 2009, and the Articles of Entity Conversion filed concurrently therewith, each as filed with and certified by the Secretary of the Commonwealth of The Commonwealth of Massachusetts on [date] (collectively, the “Certificate of Organization”);

(b)	the Guarantor’s Limited Liability Company Agreement, dated as of July 29, 2009, as certified by the Secretary of the Guarantor as of January 27, 2016 (the “Operating Agreement”);

(c)	resolutions of the sole member of the Guarantor relating to the Guarantor’s New Guarantees of the New Notes and other matters;

HealthSouth Corporation
January 29, 2016

(d)	resolutions of the board of managers of the Guarantor relating to the Guarantor’s New Guarantees of the New Notes and other matters;

(e)
a certificate of John P. Whittington, Secretary of the Guarantor, dated as of the date hereof (the “Secretary’s Certificate”), to the effect that, among other things, the copies of the Certificate of Organization, the Operating Agreement, the board of managers’ resolutions, and the sole member’s resolutions attached thereto are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Secretary’s Certificate;

(f)	a Certificate of Good Standing for the Guarantor issued by the Secretary of the Commonwealth of The Commonwealth of Massachusetts, dated as of January 27, 2016 (the “Good Standing Certificate”);

(g)	the Registration Statement and the prospectus contained in the Registration Statement, in the form provided to us;

(h)	the 2024 Notes Indenture;

(i)	the 2025 Notes Indenture;

(j)	the 2024 Notes RRA;

(k)	the 2025 Notes RRA; and

(l)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In our examination, we have assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and (e) the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed (i) that the parties thereto, other than the Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, of such documents by all parties thereto, other than the Guarantor, (iii) the due execution and delivery of such documents by all parties thereto, and (iv) that such documents constitute or will constitute valid and binding obligations of all parties thereto. Our opinion in paragraph 1 below is based solely on the Good Standing Certificate, covers only the matters set forth therein and is given as of the date of such certificate. We express no opinion as to the tax good standing of the Guarantor in any jurisdiction. To the extent that our opinions herein relate to matters as to which governmental agencies have issued certificates, or as to which affidavits or other certificates have been relied upon, such opinions speak as of the respective dates of such certificates or affidavits.

HealthSouth Corporation
January 29, 2016

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives, and other information, of the Company and the Guarantor and others. We have not independently verified such factual matters. We have made no investigation or inquiry to determine the accuracy of the foregoing assumptions and are not responsible for the effect of the inaccuracy of any of these assumptions on the opinions expressed herein.

This opinion is limited to the laws of The Commonwealth of Massachusetts as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We do not express any other opinion herein concerning any other laws.

Based upon, and subject to, the foregoing, and subject also to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.The Guarantor is validly existing and in good standing under the Massachusetts Limited Liability Company Act.

2.The Guarantor has the requisite limited liability company power to execute and deliver the Supplemental Indentures and to perform its obligations under the Supplemental Indentures, including its respective New Guarantees of the New Notes in accordance with the relevant provisions of the respective Supplemental Indentures.

3.The execution and delivery of the Supplemental Indentures by the Guarantor and the performance of its obligations thereunder, including its respective New Guarantees of the New Notes in accordance with the relevant provisions of the respective Supplemental Indentures, have been duly authorized by all necessary limited liability company action on the part of the Guarantor.
The opinions herein expressed are limited to the matters expressly set forth in this opinion letter and no opinion is implied, or may be inferred, beyond the matters expressly so stated.
In addition, we express no opinion with respect to any agreement or document other than those portions of the 2024 Notes Indenture and the 2025 Notes Indenture by which the Guarantor is bound, and we express no opinion as to the validity or enforceability of any agreement or document.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and all amendments thereto. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

HealthSouth Corporation
January 29, 2016

This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement and any and all required post-effective amendments thereto are effective.
This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of theforegoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.
This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

Very truly yours,
FOLEY HOAG LLP
By: /s/ Malcolm Henderson
A Partner